UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2007

MEMRY CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	1-15971 (Commission File Number)	06-1084424 (IRS Employer Identification No.)

3 Berkshire Blvd., Bethel, Connecticut 06801
(Address of principal executive offices, including zip code)

(203) 739-1100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 12, 2007, Putnam Plastics Company LLC (the “Subsidiary”) (a wholly-owned subsidiary of Memry Corporation (the “Company”)) entered into a Consulting Agreement (the “Consulting Agreement”) with James V. Dandeneau, currently a director of the Company and formerly President of the Subsidiary. PPC Liquidation Corporation, an entity controlled by Mr. Dandeneau, is also a party to the Consulting Agreement. The Consulting Agreement, which may be terminated by either party for any reason upon written notice, provides that Mr. Dandeneau will perform services requested from time to time by the Subsidiary and will be paid a consulting fee of $140 per hour for such services (not including services rendered as a director of the Company), plus reimbursement of reasonable pre-approved out-of-pocket expenses. Mr. Dandeneau will also receive a separate retainer of $1,000 per month for services rendered as a director of the Company. Due to his prior employee status, Mr. Dandeneau will not receive any other compensation, including equity compensation, for his service as a director of the Company. The Consulting Agreement also contains customary confidentiality and assignment of inventions provisions, together with a non-solicitation covenant through May 8, 2009.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1 -	Consulting Agreement, dated as of December 12, 2007, between James Dandeneau and PPC Liquidation Corporation and Putnam Plastics Company LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: December 14, 2007	By:	/s/ Richard F. Sowerby
Richard F. Sowerby
Chief Financial Officer and Treasurer